Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8505	360-668-3701
cris.larson@pdl.com	jennifer@cwcomm.org

MedImmune and PDL BioPharma Resolve Patent Disputes
-- All Legal Disputes, Including Those Relating to Synagis®, Settled --
-- PDL to Pay MedImmune $92.5 Million –

GAITHERSBERG, MD AND INCLINE VILLAGE, NV, February 16, 2011– PDL BioPharma, Inc. (NASDAQ: PDLI) (PDL) today announced that PDL and MedImmune, LLC have entered into a definitive settlement agreement that resolves all legal disputes between them, including those relating to MedImmune’s product Synagis® and PDL's patents known as the Queen et al. patents.

Under the settlement agreement, PDL paid MedImmune $65 million on February 15, 2011 and will pay $27.5 million by February 10, 2012 for a total of $92.5 million. MedImmune has not paid royalties to PDL on sales of Synagis that occurred after September 30, 2009.  No further payments will be owed by MedImmune to PDL under its license to the Queen et al. patents as a result of past or future Synagis sales. As part of the settlement agreement, MedImmune has agreed not to challenge or assist other parties in challenging the Queen et al. patents.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed by leading pharmaceutical and biotechnology companies today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward Looking Statements

This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements, including because MedImmune or PDL fail to timely fulfill their respective obligations under the settlement agreement. PDL and MedImmune expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in their respective expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

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